Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 27, 2021, relating to the financial statements of 2ndVote Life Neutral Plus ETF and 2ndVote Society Defended ETF, each a series of 2nd Vote Funds, for the period ended June 30, 2021, and to the references to our firm in this Registration Statement on Form N-1A of 2VA American Freedoms ETF, a series of 2nd Vote Funds, under the headings “Accounting Service Provider” and “Financial Statements” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

September 29, 2021